Exhibit 10.1

                                    AGREEMENT

THIS AGREEMENT is made by and between EDADDYWARBUCKS LTD., a CORPORATION organized under the laws of the State of NEVADA with its principal offices located at 1006 4th Street, Top Floor, Sacramento, CA 95814 ("media buyer), and Hesperia Holdings, Inc. a corporation organized under the laws of the state of Nevada with its principal offices located at 9780 E Avenue, Hesperia, California 92345 ("client").

WHEREAS Client is a manufacturer of goods needing advertising and product promotion

WHEREAS Media Buyer is in the public relations, media placement and media brokerage business and has access to Media Advertising including, without limitation, television, billboard, radio, print, internet or other advertising; and

WHEREAS Client and Media Buyer recognize certain synergies between the two entities which enable Client to trade up to $2,000,000 of its stock, which includes 550,000 RESTRICTED and 1,050,000 of free trading shares, said shares consisting of 50% fully registered and free trading and 50% restricted to Media Buyer) in exchange for Media Advertising, media placement/production and public relations services.

NOW, THEREFOE, in consideration of the mutual promises contained in this Agreement, the parties agree as follows:

ss.1. Nature of Agreement. Client engaged Media Buyer and Media Buyer agrees to be engaged by Client to provide Media Advertising through the United States and internationly in exchange for certain shares of the registered common stock of Client.

ss.2. Definitions. For the purposes of this agreement, the following terms, as used in this Agreement are understood to have the meanings states herein:

     a. Media Advertising - Media Advertising shall consist of any combination of television, billboard, radio, print, internet or other advertising. Media Advertising, as defined herein, is subject to availability at time of advertising placement. Media Advertising does not include production or delivery.

     b. Rate Card - Rate Card refers to the maximum published rate for a give Media advertising product (also referred to as the published rate card). In this case, the term "a given Media advertising product" includes, but is not limited, to the length, time, size, time of placement, time of running or time of airing of such advertising as shall govern its maximum published rate.

     c. Public Relations - As it pertains to this Agreement, Public Relations is the art of inducing the public to have an understanding of and goodwill towards the client's products and services. This is

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          accomplished through myriad means including, without limitation, press releases, event promotion, provision of information regarding the Client's products and services to the public in conjunction with sponsorships, and Internet and/or 800 number dial-in product conferences.

ss.3 Effective Date. The Effective Date of this Agreement shall be September 1, 2004 regardless of the date this Agreement become fully executed by the parties hereto.

ss.4. Purpose of Agreement. As stated above, client engaged Media buyer and Media Buyer agrees to be engaged by Client to provide media advertising time and space, media placement/production and public relations services throughout the United States and _0_ in exchange for certain shares of the registered common stock of Client. This ss. (Section) of the Agreement sets forth the terms government the procurement of various Media Advertising, media placement/production and public relations services by Media Buyer for Client in exchange for the issuance of the registered common stock of Client.

     a. Agreement Amount. The parties hereto agree that it is there present intention to transact up to $1,800,000 of Media Advertising, and up to $200,000 public relations services in exchange for shares of the stock of Client.

     b. Term of Agreement. The parties hereto anticipate transacting the up to $1,800,000 dollars of Media Advertising, services and up to $200,000 public relations services for stock over the course of ONE YEAR as more fully described below. However, both Client and Media Buyer, and each of them, shall have the right to terminate this Agreement upon forty-five (45) days written notice given in accordance with the notice provision included below.

     c. Valuation of Client's Stock. Client's common stock shall be valued at 60 cents per share.

     d. Advertising Allotment. Client shall allot and allocate 100,000 shares to cover deposit 50% restricted 50% fully registered and free trading. Stock shall be delivered to Media Buyer upon signing.

     e. Selection of Advertising. Media Buyer shall recommend Media Advertising to Client by submitting a description of the Media Advertising, which includes: demographic information on the recommended advertising, a Rate Card (as defined hereinabove), the cost of the proposed Media Advertising, a statement as to whether any commissions or ancillary charges are accessible and the basis of Media Buyer's recommendation. Media Advertising shall be deemed approved if not rejected by client within three (3) business days from Client's receipt of Media Buyer's recommendation.

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     f.   Pricing of Advertising. The parties hereto agree that certain media outlets may not publish a Rate Card. In the event that a given media outlet does not publish a Rate Card, Media Buyer shall submit a pricing letter from such outlet in its recommendation. In no event shall Media Advertising cost Client more than one hundred percent (100%) over the price for which such Media Advertising could be purchased for cash given the same scheduling requirements.

     g. Delivery of Shares. Following approval of Media Advertising by client, whether by actual approval or by failure to reject, Client will cause SUFFICIENT_AMOUNT_TO_BE_DELIVERED_TO_MEDIA_BUYERIN_ADVANCE_OF_PURCHASE

     h. Stock Legends & Free Trading Shares. No legend_will require a hold of more than 12 months of signing of this agreement.

     i. Verification of Advertising. Media Buyer shall provide Client with verification that Media Advertising has run within sixty (60) days of the end of the month in which such Media Advertising ran. In the event that Client does not receive verification from Media Buyer within said sixty (6) day period, Client shall inform Media Buyer in writing that verification has not been received. Media Buyer shall have an additional sixty (60) days to provide such verification. In the event that Media Buyer cannot obtain verification within sixty (60) days from its receipt of written notice, Client shall be entitled to replacement Media Advertising of equal value. In the event that any approved advertising does not run it will be the obligation of Media Buyer to replace the advertising with other approved advertising of equal value.

     j. Termination of Agreement. In the event that either party elects to terminate this Agreement under ss.4(b) above, the parties expressly agree that any Media Advertising previously approved shall be fully funded in accordance with the provisions of this ss.4. Similarly, Client's right to verification and Media Buyer's responsibility to provide verification or replacement Media Advertising shall survive any termination of this Agreement.

ss.5. Client's Default. Any default by Client in the payment of any amount when due under this agreement, or any extension hereof, or any failure by Client to fulfill any other provisions of this Agreement shall entitle Media Buyer, at its sole option to terminate this Agreement upon ten (10) days notice in accordance with ss.10 below, and notwithstanding, any provision hereof to the contrary, Client shall remain liable to Media Buyer for all loss or damage sustained by Media Buyer by reason of any such failure or default.

ss.6. Lack of Representations by Media Buyer. Media Buyer will use its best efforts to recommend Media Advertising, which Media Buyer believes will be beneficial to Client. Client's execution of this Agreement indicates its

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acknowledgement that Media buyer has made no representations, express or implied, regarding the ultimate success or failure of the Media Advertising to be run pursuant to the Agreement.

ss.7. Noncompetition & Noncircumvention. Both parties to this Agreement agree that each will refrain, directly or indirectly from utilizing information gained from the other party in any way other than as contemplated hereunder. Further, neither party will circumvent the other party by attempting to take advantage of research and development performed by either party. The parties realize that this noncompete/noncircumvention provision is an essential and material part to this agreement. At the termination of this Agreement or any renewals or extensions hereof, each party shall return to the other any and all confidential information received pursuant hereto.

ss.8. Reciprocal Indemnifications.

     a. Client's Indemnification. Client shall protect, defend, indemnify and hold harmless Media Buyer and its officers, directors, employees, successors and assigns from and against any losses, damages (including, without limitation, consequential damages and penalties) and expenses (including, without limitation, reasonable counsel fees, costs and expenses incurred in investigating and defending against the assertion of such liabilities) which may be sustained, suffered or incurred by Media Buyer and its officers, directors, employees, successors and assigns which are related to any breach by Client of its representations and warranties, or of its covenants, in this Agreement. Further, Client specifically agrees to protect, defend, indemnify and hold harmless Media buyer from and against any losses, damages and expenses incurred defending against a shareholder derivative action initiated by shareholders of Client.

     b. Media Buyer's Indemnification. Media Buyer shall protect, defend, indemnify and hold harmless Client, and its officers, directors, employees, successors and assigns from and against any losses, damages (including, without limitation, consequential damages and penalties) and expenses) including, without limitation, reasonable counsel fees, costs and expenses incurred in investigating and defending against the assertion of such liabilities) which may be sustained, suffered or incurred by Client and its officers, directors, employees, successors and assigns which are based upon any breach by Media Buyer of its representations and warranties, or of its covenants, in this Agreement.

ss.9. Notices. All necessary notices or correspondence required or permitted to be given hereunder shall be in writing and shall be deemed to have been properly given when hand delivered or when mailed postage prepaid by first class certified mail, return receipt requested

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If to client             HESPERIA HOLDINGS INC.
                         9780 "E" Avenue
                         Hesperia, CA 92345

If to Media Buyer:

                         EDADDYWARBUCKS_LTD
                         1006_4TH_ST._TOP_FLOOR
                         SACRAMENTO_CA._95814


ss.10. Public Announcements. Except as may be required by law, neither party shall make any public announcement or filing with respect to the transaction provided for herein without the prior consent of the other party.

ss.11. Attorney's Fees. If either party hereto shall breach any of the terms hereof, such party shall pay to the non-defaulting party all of the non-defaulting party's costs and expenses, including attorneys' fees, incurred by such party in enforcing, the terms of this Agreement.

ss.12. Benefit. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Nothing in this Agreement shall be construed to create any rights in third parties as third party beneficiaries or otherwise. This Agreement shall not be assigned to any party without the prior written consent of the other party, but no such assignment shall relieve the assigning party of its obligations.

ss.13. Force Majeure. Whenever a period of time is herein prescribed for the taking of any action by either party hereto, such party shall not be liable or responsible for nay delays due to strikes, riots, acts of God, shortages of labor or materials, war, governmental laws and regulations or any other cause whatsoever beyond the control of such party.

ss.14. Amendment and Waiver. This Agreement may be amended, or any provisions of this Agreement may be waived, provided that nay amendment or waiver will be binding on Client only if such amendment or waiver is set forth in a writing executed by client, and provided that any amendment or wavier will be binding upon Media Buyer only if such amendment or waiver is set forth in a writing executed by Media Buyer. The waiver of any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach.

ss.15. Construction & Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York as

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if the Agreement were fully executed and performed under the laws of the State of New York so that the principles of conflicts of laws would not apply.

ss.16. Severability. Should any provision of this Agreement be determined to be invalid, illegal or unenforceable by a court of competent jurisdiction, then such provision shall be amended by the parties hereto so as to make it valid, legal and enforceable but keeping it as close to its original meaning as possible. The invalidity, illegality or unenforceability of any provision shall not affect in any manner the other provisions herein contained, which remain in full force and effect.

ss.17. Grammatical Usage. Throughout this Agreement, reference to the neuter gender shall be deemed to include the masculine and feminine, the singular the plural and the plural the singular, as indicated by the context in which used.

ss.18. Headings. Context. The headings of the sections and paragraphs contained in this Agreement are for convenience of reference only and do not form a part hereof and in no way modify, interpret or construe the meaning of this Agreement.

ss.19. Counterparts. This Agreement may be executed in numerous counterparts, all of which shall be considered one and the same agreement.

ss.20. Entire Agreement. This Agreement contains all of the terms agreed upon by the parties with respect to the subject matter of this Agreement and supersede all prior agreements, representations and warranties of the parties as to the subject matter of this Agreement. BY CAUSING THIS AGREEMENT TO BE EXECUTED HERE BELOW, THE PARTIES ACKNOLWEDGE THAT THEY HAVE READ THIS AGREMEENT, UNDERSTAND IT, AND AGREE TO BE BOUND BY ITS TERMS AND CONDITIONS.

IN WITNESS WHEREOF, Media Buyer and Client have executed this Agreement in multiple duplicate originals. AGREED TO & ACCEPTED BY:


/s/ Norm Elvis
--------------
    Norm Elvis
    DATE  September 1, 2004

AGREED TO AND ACCEPTED BY:

/s/ Don Shimp
-------------
    Don Shimp
    DATE  September 1, 2004


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